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                                  Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in the registration statements (No. 333-100648) on Form S-3 and (Nos. 333-108767, 333-99729,
333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131)
on Form S-8 of ScanSoft, Inc. of our report dated May 17, 2004, except as to note 15 (c), which is as of May 28, 2004, with respect to the financial statements of Telelogue, Inc. as of December 31, 2003 and 2002, and for the years then ended, which report appears in the Form 8-K/A of ScanSoft, Inc., dated August 27, 2004.

      Our report dated May 17, 2004, except as to note 15 (c), which is as of May 28, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      /s/ KPMG LLP

      Short Hills, New Jersey
      August 27, 2004